Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 31, 2026, of Bonk, Inc. relating to the audits of the consolidated financial statements as of December 31, 2025 and 2024 and for the periods then ended. and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX

April 17, 2026